Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

Kulicke & Soffa Appoints Denise M. Dignam to its Board of Directors

SINGAPORE – August 23, 2023 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”) today announced the appointment of Denise M. Dignam to its Board of Directors.
Ms. Dignam serves as President of The Chemours Company (NYSE: CC) (Chemours) Titanium Technologies (TT) business, one of the largest manufacturers of Titanium Dioxide (TiO2) in the world. She has over 35 years of chemical industry experience across multiple areas including commercialization, sales and marketing, strategy, supply chain and operations leadership. Ms. Dignam currently serves as a Board Member of the National Mining Association, and was previously appointed as a Board Member to the United States Chamber of Commerce.
Ms. Dignam has a passion for strategy development and execution with key competencies in continuous improvement, organizational design, agile methodologies, commercial excellence, and M&A. Prior to joining TT, she led Chemours’ Advanced Performance Materials (APM) business. Under her leadership, APM achieved record financial performance, accelerated growth initiatives in clean energy and advanced electronics, announced strategic partnerships and initiatives, and reshaped the product portfolio to drive long term growth. She is a transparent and approachable leader with high standards and previously served as the executive sponsor for the Chemours Women’s Network.
Peter Kong, Chairman of the K&S Board of Directors, stated, “We welcome Denise to the K&S Board. Her global leadership experience at Chemours is impressive while her track-record of inclusivity, transparency and approachability make her a great fit to our diversified Board.”
Prior to the Chemours spin off, Ms. Dignam supported various positions in engineering, manufacturing, business development, sales, marketing, and supply chain at DuPont de Nemours since 1988. Ms. Dignam has a passion for empowering women in the workforce and is an active mentor supporting employee development. She is also a Certified Six Sigma Black Belt and earned her Bachelor of Science in Chemical Engineering from Drexel University. She has contributed to topics including Hydrogen, Semiconductors and Advanced Electronics at Chemours and through her Board Member role at the US Department of Commerce.

About Kulicke & Soffa
Founded in 1951, Kulicke and Soffa Industries, Inc. specializes in developing cutting-edge semiconductor and electronics assembly solutions enabling a smart and more sustainable future. Our ever-growing range of products and services supports growth and facilitates technology transitions across large-scale markets, such as advanced display, automotive, communications, compute, consumer, data storage, energy storage and industrial.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
+65-6880 9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
investor@kns.com
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